ROBERT COLERIDGE

July 2, 2014

Indie Growers Association
311 Division Street
Carson City, NV   89703

RE: Acquisition of River Ridge Sunshine Farms LLC (“RRSF”) by Indie Growers Association (the “Company”)

Ladies and Gentlemen:

The undersigned is delivering this lock-up letter agreement to you in connection with, and as a condition to, the closing of the transaction contemplated by the Acquisition Agreement, dated June 30, 2014, between Ricardo Esparza, RRSF and the Company (the “Transaction”). In connection with the Transaction, the undersigned will receiveeleven million (11,000,000) shares of common stock, par value $.001 per share of the Company (the “Shares”).

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, during the period beginning on the date hereof and continuing through the close of trading on the date that is 24 months after the date hereof (the “Lock-up Period”), the undersigned will not:

●
sell or offer to sell any shares currently or hereafter owned, either of record or beneficially, including contracting or granting an option to sell or lend, effecting any short sale, pledging, hypothecating or granting any security interest in, orin any other way transferring or disposing of the shares whether effected directly or indirectly;

●
enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of the Shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise;

●
make any demand for, or exercise any right with respect to, the registration of the offer and sale of the Shares or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration; or

●	publically announce any intention to do any of the foregoing.
The foregoing restrictions shall not apply to the transfer of the Shares by gift, or by will or intestate succession to an Immediate Family Member, the meaning of which as set forth in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (the “Family Member” or “Family Members”), provided however, that in any such case, it shall be a condition to such transfer that each Family Member executes and delivers to the Company an agreement in form and substance satisfactory to the Company stating that such Family Member is receiving and holding such Shares subject to the provisions of this letter agreement and agrees not to engage in any activities restricted under this letter agreement except in accordance with this letter agreement as if such Family Member had been an original signatory hereto.
The undersigned further agrees that the foregoing provisions shall be equally applicable to any Shares the undersigned may purchase or otherwise receive after the date hereof.
The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Shares held by the undersigned and the undersigned’s Family Members.

The undersigned confirms that the undersigned has not, and has no knowledge that any Family Member has, directly or indirectly, taken any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares. The undersigned will not, and will not cause any Family Member to, take, directly or indirectly, any such action.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

The undersigned acknowledges that the Company and the other parties to the Transaction are relying on the representations and agreements of the undersigned contained in this letter agreement in connection with, and as an inducement to enter into and consummate, the Transaction.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflicts of law provisions thereof.

AGREED TO THIS 2nd DAY OF JULY, 2014 AT PROSSER, WA.

____________________________
ROBERT COLERIDGE
Residential Address: